UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
October 17, 2005

PINNACLE AIRLINES CORP.

(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation or organization)	File Number)	Identification No.)
Delaware	001-31898	03-0376558

(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132

Registrant’s telephone number, including area code
(901) 348-4100

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events
On October 17, 2005, Pinnacle Airlines Corp. (“Pinnacle” or the “Company”) received a payment of $16.7 million from Northwest Airlines, Inc. (“Northwest”) under the parties’ Airline Services Agreement (the “ASA”). As expected by management, Northwest has now paid Pinnacle all amounts owed for services it provided to Northwest under the ASA from September 14, 2005, the date of Northwest’s bankruptcy filing, through September 30, 2005. In accordance with the terms of the ASA, Pinnacle expects to receive regularly scheduled payments from Northwest on October 30, 2005 and November 15, 2005 that together will fully compensate Pinnacle for all services provided to Northwest in October 2005.
Pinnacle ended the third quarter with total cash and short-term investments of approximately $62.6 million. During September, Pinnacle borrowed the maximum amount of $17 million under its revolving credit facility.
Pinnacle will record an after-tax charge of approximately $32.7 million, or approximately $1.49 per fully diluted share, in its third quarter 2005 financial results to reserve the net receivable owed to Pinnacle by Northwest at the time of Northwest’s Chapter 11 bankruptcy filing on September 14. Although Pinnacle is recording this reserve, the Company still intends to vigorously pursue all amounts, claims and remedies to which it is entitled under bankruptcy law. Inclusive of this charge, the Company will record a substantial loss for the third quarter 2005.
Mesaba Aviation, Inc. (“Mesaba”), a wholly-owned subsidiary of MAIR Holdings, Inc., filed for bankruptcy protection under Chapter 11 of the United States bankruptcy code on October 13, 2005. Pinnacle subleases 11 Saab Turboprop aircraft and two related engines to Mesaba under agreements that expire at various times between 2006 and 2009. Generally, the sublease terms mirror the terms under primary lease agreements between Pinnacle and a third party lessor. The monthly amount owed to Pinnacle from Mesaba is approximately $0.7 million, and the total amount Mesaba is obligated to pay over the remaining lease terms is approximately $13.6 million. Pinnacle is currently evaluating the impact of this transaction with Mesaba under generally accepted accounting principles, and may record a charge related to this in its third quarter 2005 financial results.
Pinnacle and Mesaba also provide each other with ground handling services at various locations. Mesaba owed Pinnacle an immaterial amount related to ground handling at the time of its bankruptcy filing.
In addition to the two items noted above, Pinnacle’s consolidated balance sheet at September 30, 2005 includes lease security deposits held by Northwest, and intangible assets such as contractual rights and goodwill. These assets could be impacted during the Northwest bankruptcy process, and Pinnacle may record significant impairment charges in the future. Such impairment charges from these assets or the Mesaba lease receivables described above could impact Pinnacle’s future compliance with financial covenants contained in its revolving credit facility, allowing the lender to accelerate repayment of the facility prior to its expiration in June 2006.
The Northwest bankruptcy reorganization may take a significant amount of time to reach conclusion. During bankruptcy reorganization, Northwest can elect to assume or reject the ASA in its entirety. It is also possible that Northwest will seek to renegotiate terms of the ASA with Pinnacle before electing to assume it. Until Northwest makes an election with respect to the ASA, Pinnacle expects that both parties will continue operating in accordance with the existing terms of the ASA. Pinnacle’s management and directors are committed to preserving and seeking to enhance the Company’s value for its shareholders during and after Northwest’s bankruptcy proceedings.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP. (Registrant)
By:	/s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer

October 19, 2005